Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our reports dated December 5, 2013, with respect to the following financial statements:

-	combined balance sheets of City Office REIT, Inc. Predecessor as of December 31, 2012 and 2011 and the related combined statements of operations, changes in equity and cash flows for each of the years in the two year period ended December 31, 2012 and the financial statement schedule III for the year ended December 31, 2012;

-	balance sheet of City Office REIT, Inc. as of December 5, 2013;

-	balance sheets of ROC-SCCP Cherry Creek I, LP as of December 31, 2012 and 2011 and the related statement of operations, partners’ capital and cash flows for the year ended December 31, 2012 and for the period from July 22, 2011 to December 31, 2011;

-	statement of revenue and certain expenses of Washington Group Plaza, Boise for the year ended December 31, 2012; and

-	statement of revenue and certain expenses of Corporate Parkway for the year ended December 31, 2012,

all included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Chartered Accountants

Vancouver, Canada

January 7, 2014